UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2008 ev3 Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51348	32-0138874
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9600 54th Avenue North, Suite 100
Plymouth, Minnesota	55442
(Address of Principal Executive Offices)	(Zip Code)
(763) 398-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On March 28, 2008, ev3 Inc. announced that the company and its subsidiaries entered into definitive agreements to settle patent infringement and other litigation with The Regents of the University of California and Boston Scientific Corporation. ev3 had previously issued a press release announcing agreements in principle to settle the litigation on October 31, 2007. Products involved in the litigation include embolic protection devices and certain detachable embolic coils.
Under the terms of the agreements, all claims by all parties will be dismissed with prejudice, the parties granted mutual releases and ev3 and Boston Scientific entered into cross-licenses and covenants not to sue. In addition, ev3 will not be required to stop selling any of its existing product lines, ev3 will not be required to make any future royalty payments and ev3 will make a one-time payment of approximately $11.7 million to the University of California and a one-time payment of approximately $3.7 million to Boston Scientific. As a result of the agreements in principle entered into in October 2007, ev3 took a $20.2 million special charge in third quarter 2007 for amounts expected to be paid by ev3 to the parties and attorneys fees and expenses associated with the litigation.
One of the agreements covers litigation involving the parties venued in the United States District Court for the Northern District of California, as well as litigation among the parties venued in Germany and The Netherlands. This litigation included assertions by the University of California of patent infringement claims against ev3 with respect to a range of patents held by the University of California related to detachable coils and certain delivery systems and assertions by ev3 of non-infringement, invalidity of the patents and inequitable conduct in the procurement of certain patents. In addition, ev3 asserted violations of federal antitrust laws against the University of California and Boston Scientific Corporation. The other agreement covers litigation between ev3 and Boston Scientific venued in the United States District Court for the District of Minnesota relating to patent infringement claims by each of the parties against the other related to embolic protection devices and a claim by Boston Scientific against ev3 for misappropriation of trade secrets.
The settlement terms were agreed to by ev3 to avoid the costs, risks and distractions of litigation.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2008	ev3 Inc.
	By:	/s/ Kevin M. Klemz
	Name:	Kevin M. Klemz
	Title:	Senior Vice President, Secretary and Chief Legal Officer